EXHIBIT 11

                       COMPUTATION OF NET INCOME PER SHARE

                                                      FOR THE QUARTER ENDED
                                                --------------------------------
                                                MARCH 31, 1997    MARCH 31, 1996
                                                --------------    --------------

NET INCOME                                        $  957,000        $  588,000
   PREFERRED STOCK DIVIDENDS ..................      283,500           252,000
                                                  ----------        ----------

   NET INCOME APPLICABLE TO COMMON STOCK ......      673,500           336,000
                                                  ==========        ==========

   WEIGHTED AVERAGE COMMON SHARES .............    2,874,830         2,720,314

   EARNINGS PER COMMON SHARE ..................   $     0.23        $     0.12
                                                  ==========        ==========


                                      18.